                           PURCHASE AND SALE AGREEMENT

     THIS PURCHASE AND SALE AGREEMENT is dated as of March 15, 2000, by and between Daniel P. Friedman and Anne N. Zahner, not personally but as Trustees under that certain Trust Declaration of the Crossroads Shopping Center Trust dated November 2, 1990 ("SELLER"), and ST. CLOUD MALL L.L.C., a Delaware limited liability company ("PURCHASER").

                                    RECITALS

     WHEREAS, Seller is the owner of the real property commonly known as Crossroads Center, St. Cloud, Stearns County, Minnesota.

     WHEREAS, Seller desires to sell to Purchaser substantially all of its property, both real and personal, which is related to such mall, and Purchaser desires to purchase such property, upon the terms and subject to the conditions contained herein.

     NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I
                                   Definitions

     1.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

     "ADA" shall mean the Americans With Disabilities Act, as amended.

     "AFFILIATE" shall mean a Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, the Person specified.

     "AGREEMENT" shall mean this Purchase and Sale Agreement, as amended or modified from time to time hereafter in accordance with the terms hereof.

     "ANCHOR" shall mean each Person identified in SCHEDULE 1.1-1.

     "BOOKS AND RECORDS" shall mean all records, books of account and papers of Seller relating to the construction, ownership and operations of the Property, including architect's drawings, blue prints and as-built plans, maintenance logs, copies of warranties and guaranties, licenses and permits, instruction books, employee manuals, records and correspondence relating to insurance claims, financial statements, operating budgets, paper and electronic media copies of data and other information relating to the Property available from personal computers, structural, mechanical, geotechnical or other engineering studies, soil test reports, environmental reports, Underground Storage Tank reports, feasibility studies, appraisals, ADA surveys or reports, OSHA asbestos surveys, marketing studies, mall documents and compilations, lease summaries and originals and/or copies of Leases, the REA and the Contracts and correspondence related thereto, in each case to the extent the same is in Seller's possession or control.

     "CASUALTY" shall mean any damage to or destruction of the Property or any portion thereof caused by fire or other casualty, whether or not insured.

     "CLOSING" shall have the meaning set forth in Section 4.1.

     "CLOSING DATE" shall have the meaning set forth in Section 4.1.

     "CLOSING DOCUMENTS" shall mean the Seller Closing Documents and Purchaser Closing Documents, collectively.

     "CLOSING ESCROW AGREEMENT" shall mean the escrow agreement for deposit of the Closing Documents by and among Seller, Buyer and Escrow Agent, in the form of EXHIBIT C attached hereto.

     "CODE" shall mean the Internal Revenue Code of 1986, as amended.

     "CONTRACTS" shall mean the service, maintenance and other contracts and concessions that are currently in effect and to which Seller is a party respecting the use, maintenance, development, sale or operation of the Property or any portion thereof, including that certain Management Agreement dated as of September 30, 1999 between Seller and Manager (but excluding this Agreement, the Leases, the Permitted Exceptions and the REA) which are listed on SCHEDULE 1.1-2, together with any additions thereto, modifications thereof or substitutions therefor hereafter entered into in accordance with the provisions of this Agreement.

     "DEFECT" shall mean any Lien, encumbrance, easement, agreement, restriction, proceeding, lis pendens notice, encroachment or exception to title, other than the Permitted Exceptions, which first arose after October 28, 1999 and was caused directly or indirectly by Seller's intentional or willful acts or omissions (Purchaser hereby acknowledging and agreeing that the acts or omissions of Manager, Second Lender or Purchaser shall not be imputed to Seller, and matters approved or consented to by any of them will not be considered "Defects").

     "DISAPPROVAL NOTICE" shall have the meaning set forth in Section 3.2.

     "ESCROW AGENT" shall mean First American Title Insurance Company, 30 N. LaSalle Street, Suite 310, Chicago, Illinois 60602.

     "EXECUTION DATE" shall mean the date of this Agreement, which shall be the date on which this Agreement has been duly executed by Seller and Purchaser.

     "IMPROVEMENTS" shall mean improvements, structures, fixtures, facilities, installations, machinery and equipment in, on, over or under the Land, including the foundations and footings therefor, elevators, plumbing, air conditioning, heating, ventilating, mechanical, electrical and utility systems (except to the extent owned by a utility company), signs and light fixtures (except to the extent of trade fixtures and equipment owned by tenants under the Leases), doors, windows, fences, parking lots, walks and walkways and each and every other type of physical improvement to the extent owned, in whole or in part, by Seller, located at, on or affixed to the Land, to the full extent such items constitute or are or can or may be construed as realty under the laws of the State of Minnesota.

     "INDEMNIFIED PARTY" shall have the meaning set forth in Section 9.3.

     "INDEMNIFIED PURCHASER PERSONS" shall have the meaning set forth in Section 9.1.

     "INDEMNIFIED SELLER PERSONS" shall have the meaning set forth in Section
9.2.

     "INDEMNIFYING PARTY" shall have the meaning set forth in Section 9.3.

     "LAND" shall mean those certain parcels of land described on EXHIBIT A.

     "LEASES" shall mean those leases, tenancies, concessions, licenses and occupancy agreements currently in effect and to which Seller or any of its predecessors in title is a party affecting or relating to the Property which are listed on SCHEDULE 1.1-3, together with any additions thereto, modifications thereof or substitutions therefor hereafter entered into in accordance with the provisions of this Agreement.

     "LIENS" shall mean any liens, security interests, judgments or charges that encumber any part of the Land, the Improvements, or the Personal Property owned by Seller, including mortgages, deeds of trust, mechanics', materialmen's, judicial, tax or governmental liens, pledges, options, rights of first offer or first refusal or other similar items.

     "LOSSES" shall mean, with respect to any obligation to indemnify Seller, the Indemnified Seller Persons, Purchaser or the Indemnified Purchaser Persons, any and all claims, actions, suits, demands, losses, damages, liabilities, obligations, judgments, settlements, awards, penalties, costs or expenses, including reasonable attorneys' fees and expenses.

     "MANAGER" shall mean General Growth Management, Inc., a Delaware corporation.

     "OPTION FEE" shall mean the sum of $50,000.00 which has previously been paid by Purchaser to Seller under the terms of that certain Option Agreement dated as of September 30, 1999, as amended pursuant to that certain First Amendment to Option Agreement, dated of even date herewith (the "Option Agreement").

     "PARTY" shall mean a party to the REA or a Contract (or the successor or assignee thereof) or a Tenant under a Lease, in each case other than Seller or its predecessors in title with respect to the Property.

     "PERMITTED EXCEPTIONS" shall mean (i) the exceptions to title to the Real Property listed on Schedule B of Owner's Policy No. 59-5012C dated as of October 28, 1999 issued by the Title Company to Purchaser in connection with the execution and delivery of the Option Agreement a copy of which is attached hereto and made a part hereof as EXHIBIT D, (ii) all matters shown on the Updated Title Commitment, (iii) all matters revealed by the Updated Survey and
(iv) any exceptions, encumbrances or liens that have been, or are hereafter caused, agreed to or permitted to be recorded against the Real Property by Second Lender (as hereinafter defined), Manager and/or Purchaser (Purchaser hereby acknowledging and agreeing that the acts or omissions of Manager shall not be imputed to Seller).

     "PERSON" shall mean any individual, corporation, partnership, limited liability company, governmental unit or agency, trust, estate or other entity of any type.

     "PERSONALTY" shall mean all of the personal property, both tangible and intangible, owned by Seller and located in or upon or used in connection with the operation and maintenance of the Property, including: machinery; equipment; building supplies and materials; consumables; inventories; names, logos, trademarks, trade names and copyrights; all assignable licenses, permits and certificates of occupancy; all assignable guarantees or warranties (including performance bonds obtained by, or for the benefit of, Seller, pertaining to the ownership, construction or development of the Real Property or any part thereof); the Books and Records; computer and peripheral equipment, computer software and data contained in hard drives and on diskette; advertising materials; and telephone exchange numbers. Without limiting the foregoing, "Personalty" shall include the property listed on SCHEDULE 1.1-4. Personalty shall not include personal items belonging to Tenants or to employees of Seller, or the rights of Seller in and to the Leases, the Contracts and the cash and the cash accounts of Seller (including any cash or cash accounts constituting the Security Deposits).

     "PROPERTY" shall mean (a) the Real Property, (b) the Personalty, (c) the rights and interests of Seller in, to and under all Leases, (d) the rights and interests of Seller in, to and under the REA, and (e) the rights and interests of Seller in, to and under the Contracts to the extent assignable.

     "PURCHASER CLOSING DOCUMENTS" shall have the meaning set forth in Section 4.3.

     "PURCHASE PRICE" shall have the meaning set forth in Section 2.2.

     "REAL PROPERTY" shall mean the Land and the Improvements, together with all of the estate, right, title and interest of Seller therein, and in and to (a) any land lying in the beds of any streets, roads or avenues, open or proposed, public or private, in front of or adjoining the Land to the center lines thereof, and in and to any awards to be made in lieu thereof and in and to any unpaid awards for damage to the foregoing by reason of the change of grade of any such streets, roads or avenues, and (b) all easements, rights, licenses, privileges, rights-of-way, strips and gores, hereditaments and such other real property rights and interests appurtenant to the foregoing (including all rights of Seller under the REA).

     "REA" shall mean that certain Construction, Operation and Reciprocal Easement Agreement dated April 2, 1984 by and between Dayton-Hudson Corporation d/b/a Target Stores and First Union Real Estate Equity and Mortgage Investments, as supplemented and/or amended by (a) that certain Supplemental to Construction, Operation and Reciprocal Easement Agreement dated April 2, 1984, (b) that certain Second Supplement to Construction, Operation and Reciprocal Easement Agreement dated October 1, 1991 (c) that certain Third Supplement to Construction, Operation and Reciprocal Easement Agreement dated January 20, 1994 and (d) letter agreement dated September 23, 1997, from First Union Real Estate Investments to Target/Mervyn's Property Development as modified by letter dated September 29, 1997 from Target/Mervyn's Property Development to First Union Real Estate Investments, together with any additions thereto, modifications thereof or substitutions therefor hereafter entered into in accordance with the provisions of this Agreement.

     "REGULATIONS" shall mean the final, temporary or proposed Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

     "SELLER CLOSING DOCUMENTS" shall have the meaning set forth in Section 4.2.

     "SURVIVAL TERMINATION DATE" shall have the meaning set forth in Section
11.1.

     "SURVEY" shall mean the Urban ALTA/ACSM Land Title Survey of the Property by WSB & Associates, Project No. 1192.00, dated October 8, 1999.

     "TAKING" shall mean a taking of all or any portion of the Real Property in condemnation or by exercise of the power of eminent domain or by an agreement in lieu thereof.

     "TENANTS" shall mean tenants, concessionaires, licensees and/or occupants under the Leases.

     "THIRD PARTY CLAIM" shall have the meaning set forth in Section 9.3.

     "TITLE COMMITMENT" shall mean the commitment for title insurance No. 59-5012C, issued by the Title Insurer with an effective date of September 30, 1999.

     "TITLE COMPANY" shall mean First American Title Insurance Company.

     "TITLE POLICY" shall mean, at Purchaser's option (i) an ALTA form of owner's policy of title insurance or a "marked up" Updated Title Commitment for the Real Property issued by the Title Company, dated the date and time of Closing and with policy coverage in the amount of the Purchase Price, insuring Purchaser as owner of good, marketable and indefeasible fee title to the Real Property, subject only to the Permitted Exceptions, and containing the same endorsements as were included in Owner's Policy No. 59-5012C dated as of October 28, 1999 issued by the Title Company to Purchaser in connection with the execution and delivery of the Option Agreement (the "Optionee's Policy") or (ii) the Optionee's Policy with (x) a date down endorsement that amends the effective date of such policy to the date and time of the Closing and (y) an endorsement that recharacterizes the Optionee's Policy as an ALTA form of owner's policy in the form required by the preceding clause (i) above.

     "TRANSACTIONS" shall mean the transactions contemplated by this Agreement.

     1.2 References. All references in this Agreement to particular sections or articles shall, unless expressly otherwise provided, or unless the context otherwise requires, be deemed to refer to the specific sections or articles in this Agreement, and any references to "Exhibit" shall, unless otherwise specified, refer to one of the exhibits annexed hereto and, by such reference, be made a part hereof. The words "herein", "hereof", "hereunder", "hereinafter", "hereinabove" and other words of similar import refer to this Agreement as a whole and not to any particular section, subsection, paragraph or article hereof. The words "include", "includes" and "including" shall be deemed in each case to be followed by the phrase "without limitation".

     1.3 Terms Generally. Definitions in this Agreement apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

                                   ARTICLE II
                                Sale and Purchase
                                -----------------

     2.1 Purchase and Sale Contract. Upon the terms and subject to the conditions contained herein, at the Closing, Seller shall sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase from Seller, all of Seller's right, title and interest in and to the Property, free and clear of all Liens other than the Permitted Exceptions.

     2.2 Purchase Price. The purchase price for the Property (the "PURCHASE PRICE") shall be the sum of (a) the outstanding principal balance plus all accrued and unpaid interest, fees and charges thereon, under the terms of the financing described on EXHIBIT F-1 attached hereto (the "CIGNA FINANCING") evidenced by that certain Promissory Note (the "CIGNA NOTE") dated as of November 30, 1995, from Crossroads Shopping Center Trust and First Union Real Estate Equity and Mortgage Investments to Connecticut General Life Insurance Company ("CIGNA"), plus (b) the outstanding principal balance plus all accrued and unpaid interest, fees and charges thereon, under the terms of the financing described on EXHIBIT F-2 attached hereto (the "SECOND MORTGAGE FINANCING") evidenced by that certain Promissory Note dated as of September 30, 1999, from Seller to St. Cloud Funding L.L.C.(the "SECOND LENDER"), plus (c) Two Million and No/100 Dollars ($2,000,000.00) (the "CASH PORTION"), minus (d) the Option Fee. The Purchase Price shall be payable as follows:

     (i) On the Execution Date, Seller and Purchaser shall execute the escrow agreement in the form of EXHIBIT B attached hereto (the "EARNEST MONEY ESCROW") and Purchaser shall deposit with the Escrow Agent the sum of Two Hundred Thousand and No/100 Dollars ($200,000.00) (which sum, together with all interest and earnings thereon is hereinafter referred to as the "EARNEST MONEY") to be held as an earnest money deposit pursuant to the Earnest Money Escrow. All funds deposited in the Earnest Money Escrow shall be invested in interest-bearing or money market accounts. Upon and subject to the occurrence of the Closing, all funds on deposit in the Earnest Money Escrow shall be transferred to Seller, such amount to be applied in partial payment of the Cash Payment. The parties shall issue instructions to the Escrow Agent to effectuate the provisions of this Section. The provisions of this Section shall survive the termination of this Agreement, however caused.

     (ii) On the Closing Date, Purchaser shall deposit the Cash Portion, less the amount of the Option Fee, less the amount of the Earnest Money, plus or minus applicable prorations described below, in escrow under the terms of the Closing Escrow Agreement in immediate, same-day federal funds (all or any part of which may be the proceeds of a loan) wired for credit into such account as Escrow Agent may designate on the Closing Date and Purchaser shall accept title to the Property subject to the CIGNA Financing, the Second Mortgage Financing and the Permitted Exceptions.

                                   ARTICLE III
                           Title Insurance and Survey
                           --------------------------


     3.1 Delivery of Updated Title Commitment and Updated Survey. Purchaser has received (i) the Title Commitment, (ii) the Survey, (iii) an update of the Title Commitment to a current date (the "Updated Commitment" and (iv) an update of the Survey to a current date, certified to the Title Company and Purchaser (the "Updated Survey").

     3.2 Title Policy. On the Execution Date, Seller shall cause the Title Company to agree in writing to issue the Title Policy to Purchaser on the Closing Date in the form required hereby. The Title Company's agreement to issue the Title Policy on the Closing Date shall be conditioned solely upon the Title Company's receipt of (i) written or telephonic confirmation from (x) Seller authorizing the Title Company to release to Purchaser and record (as applicable) the Seller's Documents that the Title Company will hold under the Closing Escrow Agreement, (y) Purchaser authorizing the Title Company to release to Seller the Cash Portion and the Purchaser Documents that the Title Company will hold under the Closing Escrow Agreement and (z) Seller and Purchaser authorizing the Title Company to make the deliveries and disbursements described in the Closing Escrow Agreement and (ii) the premium for the Title Policy. Seller shall deliver to the Title Company the instruments, documents or certificates as are customarily required by the Title Company to be executed or provided by Seller as a condition to the issuance of the Title Policy at the Closing; provided, however, if the Title Company shall reasonably require Seller to deliver a so-called "gap undertaking" in connection with the issuance of the Title Policy, the foregoing covenant shall only obligate Seller to indemnify the Title Company under such "gap undertaking" for loss or damage that the Title Company may sustain solely by reason of any Defects.



                                   ARTICLE IV
                                     Closing
                                     -------

     4.1 Closing. The closing of the Transactions (the "CLOSING") shall be closed at the offices of Neal, Gerber & Eisenberg, Two North LaSalle Street, Chicago, Illinois 60602, through the escrow established pursuant to the Closing Escrow Agreement and shall commence at 10:00 a.m., local time, on April 26, 2000 (the "CLOSING DATE").

     4.2 Seller Closing Documents. On the Execution Date, Seller shall deliver, or cause to be delivered into escrow ( under the terms of the Closing Escrow Agreement) the following documents (collectively, the "SELLER CLOSING DOCUMENTS"), duly executed by Seller and the other parties thereto (other than Purchaser) and in form and substance reasonably acceptable to Purchaser and to Seller unless the form thereof is attached hereto:

     (a) Special Warranty Deed in proper statutory form for recording, so as to convey the entire fee simple estate of Seller in the Land and Improvements and all other items of Real Property to Purchaser.

     (b) Assignment and assumption of all of Seller's right, title and interest under the leases, all of which, to the extent the same relate to Leases or memoranda thereof which have been recorded in appropriate land records, shall be in form suitable for recording.

     (c) Assignment and assumption of all of Seller's right, title and interest in the REA with respect to the Property in form suitable for recording.

     (d) Assignment and assumption of all of Seller's right, title and interest in and to the Contracts, to the extent assignable.

     (e) Bills of Sale sufficient to transfer to Purchaser all of Seller's right, title and interest in and to the Personalty.

     (f) An affidavit of Seller stating its U.S. taxpayer identification number and that it is a "United States person", as defined by Sections 1445(f)(3) and 7701(b) of the Code.

     (g) Such certificates as Purchaser or the Title Company may reasonably request as to the authorization on the part of Seller of the execution, delivery and performance of this Agreement and the authority of the Persons executing and delivering this Agreement and the Seller Closing Documents on behalf of Seller.

     (h) To the extent any of the following notices have not already been delivered in connection with the closing of the Second Financing, written notices prepared by Purchaser (i) to the Parties to the REA advising them of the change of ownership and directing them to pay all charges under the REA as directed by Purchaser; (ii) to the Tenants advising them of the change of ownership and directing them to pay Rent and other charges under their respective Leases as directed by Purchaser; and (iii) to each Party to each of the Contracts advising of the transfer and assignment of Seller's interest in the Contracts to Purchaser and directing that future inquiries be made directly to Purchaser.

     (i) Any instruments, documents or certificates required by applicable law to be executed by Seller with respect to any state, county or local transfer taxes applicable to the conveyance of the Property pursuant to this Agreement.

     (j) Such other documents, instruments or agreements which Seller is required to deliver to Purchaser pursuant to the other provisions of this Agreement or which Purchaser reasonably may deem necessary or desirable in order to consummate the Transactions or to better vest in Purchaser title to the Property; provided, however, that any such other document, instrument or agreement which Purchaser reasonably deems necessary or desirable shall not impose upon Seller any cost, obligation or liability other than an obligation or liability expressly imposed upon Seller pursuant to the terms of this Agreement or pursuant to the terms of the other Seller Closing Documents specified in this
Section 4.2.

     4.3 Purchaser Closing Documents. On the Execution Date, Purchaser shall deliver into escrow (under the terms of the Closing Escrow Agreement) the following documents (herein referred to collectively as the "PURCHASER CLOSING DOCUMENTS") duly executed by an authorized officer on behalf of Purchaser and the other parties thereto (other than Seller) and in form and substance reasonably acceptable to Seller and to Purchaser unless the form thereof is attached hereto:

     (a) Executed counterparts of the documents delivered by Seller under Sections 4.2(b), (c) and (d).

     (b) Any instruments, documents or certificates required by applicable law to be executed by Purchaser with respect to any state, county or local transfer taxes applicable to the conveyance of the Property pursuant to this Agreement.

     (c) Such other documents, instruments or agreements which Purchaser may be required to deliver to Seller pursuant to the other provisions of this Agreement or which Seller reasonably may deem necessary or desirable to consummate the Transactions; provided, however, that any such other document, instrument or agreement which Seller reasonably deems necessary or desirable shall not impose upon Purchaser any obligation or liability other than an obligation or liability expressly imposed upon Purchaser pursuant to the terms of this Agreement or pursuant to the terms of the other Purchaser Closing Documents specified in this
Section 4.3.

     4.4 Joint Deliveries. On the Execution Date, Seller and Purchaser shall jointly execute and deliver into escrow (under the Closing Escrow Agreement) a Closing Statement with respect to the Transactions.

     4.5 Entity Acquisition. Intentionally Omitted.

     4.6 Transaction Costs. Any and all costs and expenses in connection with transfer of the Property (or the equity interests in Seller, as the case may be), including title insurance premiums and search charges, the cost of updates to the Survey, transfer taxes, recording charges. the cost of the escrow created pursuant to the Earnest Money Escrow and the cost of the escrow created pursuant to the Closing Escrow Agreement, including any "New York Style" escrow fees, shall be divided equally between Seller and Purchaser.

     4.7 Other Costs. Purchaser and Seller shall each pay their respective legal fees incurred in connection with the drafting and negotiation of this Agreement and the Closing of the Transactions.

                                    ARTICLE V
                           Prorations and Adjustments
                           --------------------------

     There shall be no proration, reproration, allocation or adjustment of costs, expenses or income with respect to the Property, Seller and Purchaser acknowledge and agree that all income, rents and payments generated from the Property after payment of all expenses for the Property for any period prior to the Closing Date is required to be paid to the holder of the Second Mortgage Financing subject to the terms of the Second Mortgage Financing and will not be credited or paid to either Seller or Purchaser for any period prior to the Closing Date. Seller and Purchaser further acknowledge and agree that all income, rents and payments generated from the Property for any period after the Closing Date shall be paid to Purchaser and Purchaser shall be responsible for payment of all expenses of the Property arising after the Closing Date.

                                   ARTICLE VI
                         Representations and Warranties
                         ------------------------------

     6.1 Seller's Representations and Warranties. Seller represents and First Union Real Estate Equity and Mortgage Investments (the "BENEFICIARY") represents and warrants to Purchaser as follows:

     (a) Seller is a trust pursuant to that certain Trust Declaration of the Crossroads Shopping Center Trust dated November 2, 1990, duly formed and validly existing with full power and authority to execute, deliver and perform this Agreement. The Beneficiary is the sole beneficiary of Seller and is a business trust duly formed, validly existing and in good standing under the laws of the State of Ohio with full power and authority to direct Seller to execute, deliver and perform this Agreement.

     (b) The execution, delivery and performance of this Agreement by Seller have been duly and validly authorized by all necessary action on the part of Seller and the Beneficiary. This Agreement and the Seller Closing Documents have been duly executed and delivered by Seller. This Agreement constitutes, and when so executed and delivered the Seller Closing Documents will constitute, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

     (c) None of the execution, delivery or performance of this Agreement or the Seller Closing Documents by Seller does or will, with or without the giving of notice, lapse of time or both, violate, conflict with, constitute a default, result in a loss of rights, acceleration of payments due or creation of any Lien upon the Property or require the approval or waiver of or filing with any Person (including any governmental body, agency or instrumentality) under (i) the organizational documents of Seller or the Beneficiary or any agreement, instrument or other document to which Seller or the Beneficiary is a party or by which it is bound or (ii) any judgment, decree, order, statute, injunction, rule, regulation or the like of a governmental unit applicable to Seller or the Beneficiary.

     (d) No broker, finder, investment banker or other person engaged directly by Seller or the Beneficiary is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by Seller or the Beneficiary.

     6.2 Purchaser Representations and Warranties. Purchaser represents and warrants to Seller as follows:

     (a) Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware with full right, power and authority to execute, deliver and perform this Agreement.

     (b) The execution, delivery and performance by Purchaser of this Agreement have been duly and validly authorized by all requisite action on the part of Purchaser. This Agreement and the Purchaser Closing Documents have been duly executed and delivered by Purchaser. This Agreement constitutes, and when so executed and delivered the Purchaser Closing Documents will constitute the legal, valid and binding obligations of Purchaser, enforceable against it in accordance with their terms.

     (c) None of the execution, delivery or performance of this Agreement or the Purchaser Closing Documents by Purchaser does or will, with or without the giving of notice, lapse of time or both, violate, conflict with, constitute a default or result in a loss of rights under or require the approval or waiver of or filing with any Person (including any governmental body, agency or instrumentality) under (i) the organizational documents of Purchaser or any agreement, instrument or other document to which Purchaser is a party or by which Purchaser is bound or (ii) any judgment, decree, order, statute, injunction, rule, regulation or the like of a governmental unit applicable to Purchaser.

     (d) No broker, finder, investment banker or other person is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Purchaser.

                                   ARTICLE VII
                              Conditions to Closing
                              ---------------------

     7.1 Conditions to Seller's Obligations. Seller's obligation to close is subject to satisfaction of each of the following conditions (any of which may be waived by Seller in its sole discretion):

     (a) Receipt of Cash Portion and Purchaser Documents. On the Closing Date, the Title Company shall have confirmed to Seller that it is unconditionally prepared and ready, willing and able to immediately disburse and deliver to Seller the Cash Portion and the Purchaser Documents.

     (b) Accuracy of Representations and Warranties. The representations and warranties made by Purchaser in this Agreement shall be true and complete in all material respects on and as of the Closing Date (other than with respect to events or developments permitted hereunder or as to which Seller has otherwise consented in writing).

     (c) Release of CIGNA Financing. The CIGNA Financing shall be paid off or, if the CIGNA Financing is assumed by Purchaser, then CIGNA shall have delivered to Seller a release of Seller from the recourse obligations of Seller under the CIGNA Financing accruing from and after the Closing Date, other than those obligations of Seller, if any, arising under the CIGNA Financing that would continue after a payoff of the CIGNA Financing, including environmental indemnities.

     7.2 Conditions to Purchaser's Obligations. Purchaser's obligation to close is subject to satisfaction of each of the following conditions (any of which may be waived by Purchaser in its sole discretion):

     (a) Receipt of Seller Documents. On the Closing Date, the Title Company shall have confirmed to Purchaser that it is unconditionally prepared and ready, willing and able to immediately to record or deliver to Purchaser (as the case may be) the Seller Documents.

     (b) Accuracy of Representation and Warranties. The representations and warranties made by Seller in this Agreement shall be true and complete in all material respects on and as of the Closing Date (other than with respect to events or developments permitted hereunder or as to which Purchaser has otherwise consented in writing).

     (c) Issuance of Title Policy. The conditions precedent to the Title Company's agreement to issue the Title Policy pursuant to Section 3.2 of this Agreement shall have occurred or been satisfied.

                                  ARTICLE VIII
                              Additional Covenants
                              --------------------

     8.1 Conduct of Business Pending Closing. From the date hereof until the Closing, Seller shall (a) use reasonable efforts to maintain, for the benefit of Purchaser following the Closing, the goodwill of Tenants, prospective tenants, vendors and other parties having business relations with Seller; (b) pay its debts (or in good faith contest the same) and perform its obligations as they become due; (c) use reasonable efforts to maintain the Property in the same manner and condition that exists on the date hereof, as such condition shall be altered by reason of Casualty, Taking and/or normal wear and tear; (d) without the express written consent of Purchaser, not (i) sell, transfer, exchange, further encumber or grant interests (including easements) in the Property or any part thereof or engage in negotiations or discussions with, or otherwise solicit or assist, any third party relating to the acquisition by such third party of the Property or the equity interests in Seller, and (ii) otherwise take any action which could or would render inaccurate any of the representations or warranties made by Seller in this Agreement; and (e) use reasonable efforts to otherwise operate the Property in the ordinary course consistent with current practice.

     8.2 Bulk Sales. Intentionally Omitted.

     8.3 Record Retention. To the extent any of the Books and Records were not delivered to Second Lender or Manager at the time of the Second Mortgage Financing, after the Closing, Purchaser shall provide Seller with reasonable access to the Books and Records and, at Seller's cost, copies of all or any portion thereof. Purchaser either shall retain the Books and Records until the third anniversary of the date hereof or notify Seller of its desire to dispose of the Books and Records and turn them over to Seller if Seller so requests.

     8.4 Publicity. In no event shall either Seller or Purchaser issue any press release or otherwise disclose any non-public information regarding this Agreement or the Transactions unless the other party has consented thereto in writing (and Seller and Purchaser agree not unreasonably to withhold or delay such consent) and to the form and substance of any such statement or disclosure; provided, however, that nothing herein shall be deemed to limit or impair in any way any party's ability to disclose the details of or information concerning this Agreement, the Transactions or the Property to such party's attorneys, accountants or other advisors or to the extent such party reasonably deems necessary or desirable pursuant to any court or governmental order or applicable securities laws or regulations financial reporting requirements, to obtain the Contract Party Consents or financing for the acquisition of the Property and to assess the Property in connection with Purchaser's due diligence examination (including contacting Tenants and other Parties). Further, either party may disclose any information regarding this Agreement or the Transactions to its direct or indirect constituent partners, members, shareholders or beneficial owners, as the case may be (and to counsel for such constituent partners, members, shareholders and beneficial owners) and as otherwise necessary to comply with the terms of this Agreement. Any disclosure by a party's advisors or direct or indirect constituent partners, members, shareholders or beneficial owners shall be deemed a breach hereof by such party. If for any reason this Transaction is not consummated, Purchaser will promptly return to Seller all originals and copies of documents, reports and financial and other information relating to the Property and to Seller which Seller has furnished to Purchaser. The obligations of Seller and Purchaser under this Section 8.4 shall survive the termination hereof, however caused.

     8.5 Further Assurances. Each of Seller and Purchaser agree, at any time and from time to time after the Closing, to execute, acknowledge where appropriate and deliver such further instruments and other documents (and to bear its own costs and expenses incidental thereto) and to take such other actions as the other of them may reasonably request in order to carry out the intent and purpose of this Agreement; provided, however, that neither Seller nor Purchaser shall be obligated, pursuant to this Section 8.5 to incur any expense of a material nature and/or to incur any material risk, liability or obligations in addition to those set forth in this Agreement and/or its respective Closing Documents.

                                   ARTICLE IX
                                 Indemnification
                                 ---------------

     9.1 Indemnification by Seller. From and after the Closing, Seller shall indemnify, defend and hold harmless Purchaser and its shareholders, directors, officers, members, partners, employees, representatives and agents, and their respective successors and assigns (collectively, the "INDEMNIFIED PURCHASER PERSONS") from and against any Losses incurred or suffered by any Indemnified Purchaser Person that results from, relates to or arises out of (a) the breach or inaccuracy of any representation or warranty made by Seller in this Agreement or the Seller Closing Documents, or (b) claims made by any Tenant or Anchor under the Leases, any Party to the REA under the REA, or by any Party under those Contracts assigned to Purchaser, that relate to obligations or liabilities that accrued or relate to the period prior to October 28, 1999 (the "INDEMNIFICATION DATE").

     9.2 Indemnification by Purchaser. From and after the Closing, Purchaser shall indemnify, defend and hold harmless Seller and its shareholders, directors, trustees, beneficiaries, officers, members, partners employees and agents, and their respective successors and assigns (collectively, the "INDEMNIFIED SELLER PERSONS") from and against any Losses incurred or suffered by any Indemnified Seller Person that results from, relates to or arises out of
(a) the breach or inaccuracy of any representation or warranty made by Purchaser in this Agreement or the Purchaser Closing Documents, (b) claims made by any Tenant or Anchor under the Leases, any Party to the REA under the REA, or by any Party under those Contracts assigned to Purchaser, that relate to obligations or liabilities that accrued or relate to the period on or subsequent to the Indemnification Date or (c) any liability of Seller, the Beneficiary or First Union Management, Inc. (collectively "MORTGAGOR") for the non-recourse carve out obligations of Mortgagor under the terms of Paragraph 15 of the CIGNA Note and
Section 40 of the Mortgage, Security Agreement and Fixture Financing Statement, dated as of November 15, 1995, as amended, executed by Mortgagor, that relate to or are based on (1) acts or omissions occurring on or after the Closing Date or
(2) obligations or liabilities that accrued, or relate to the period beginning, on or subsequent to the Closing Date, unless the condition set forth in Section 7.1(c) of this Agreement is satisfied on or before the Closing Date.

     9.3 Indemnification Procedure.

     (a) The indemnified party (the "INDEMNIFIED PARTY") shall give the indemnifying party (the "INDEMNIFYING PARTY") prompt notice of any Losses incurred (or likely to be incurred) by the Indemnified Party with respect to any claim or assertion of claims by a third party, including, without limitation, CIGNA ("THIRD PARTY CLAIM") for which indemnification is available hereunder and the Indemnifying Party may (i) prior to the commencement of any proceedings in connection with such Losses, undertake the negotiation of any resolution of the dispute relating to such Losses, including any settlement or release, or (ii) undertake the defense of any proceeding (including any alternative dispute resolution proceeding) regarding such Losses by selecting legal counsel who shall be reasonably acceptable to the Indemnified Party.

     (b) Provided the Indemnifying Party shall have undertaken the Indemnified Party's defense of a Third Party Claim with legal counsel reasonably acceptable to the Indemnified Party, and shall have so notified the Indemnified Party, the Indemnified Party shall be entitled to participate at its own expense in the aforesaid negotiation or defense of any claim relating to such Losses (subject to reimbursement to the limited extent provided in Section 9.3(e)), but such negotiations or defense shall be controlled by counsel to the Indemnifying Party.

     (c) The Indemnifying Party shall not be liable for payments relating to the resolution of any dispute or any settlement of any litigation or proceeding effected without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnifying Party shall not, without the Indemnified Party's written consent, resolve any dispute or settle or compromise any claim regarding Losses from a Third Party Claim or consent to entry of any judgment which would impose an injunction or other equitable relief upon the Indemnified Party or which does not include as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Party from all liability in respect of any such Losses.

     (d) Each party hereto agrees to give the other party prompt notice of any Losses (or possible Losses) asserted against it which might be Losses for which indemnity could be sought against the other party, but the failure to give such notice shall not release the Indemnifying Party of its obligations under this
Section 9.3, expect to the extent of the actual harm suffered thereby.

     (e) In the event the Indemnifying Party fails to timely undertake negotiation of any dispute or defend, contest or otherwise protect against any claim or suit with respect to a Third Party Claim, and to so notify the Indemnified Party, the Indemnified Party may, but will not be obligated to, defend, contest or otherwise protect against the same, and make any compromise or settlement thereof and recover the entire costs thereof from the Indemnifying Party, including reasonable attorneys' and experts' fees, disbursements and all amounts paid as a result of such claim or suit or the compromise or settlement thereof; provided, however, that if the Indemnifying Party undertakes negotiation of any dispute and the defense of such matter in accordance with and subject to the above terms of this Section 9.3, the Indemnified Party shall not be entitled to recover from the Indemnifying Party for its costs incurred thereafter in connection therewith other than the reasonable costs of investigation undertaken by the Indemnified Party and reasonable costs of providing assistance. The Indemnified Party shall cooperate and provide such assistance as the Indemnifying Party may reasonably request in connection with the negotiation of any dispute and the defense of the matter subject to indemnification and the Indemnifying Party shall reimburse the Indemnified Party's reasonable costs incurred thereafter in connection with such cooperation and assistance.

                                    ARTICLE X
                          Condemnation and Destruction
                          ----------------------------

     10.1 Casualty or Condemnation in General.

     (a) If prior to the Closing Date the Property shall be the subject of a Taking or Casualty, Seller shall promptly inform Purchaser of same.

     (b) If prior to the Closing Date the Property shall be the subject of a Taking or a Casualty this Agreement shall remain in full force and effect, in which event Seller (i) shall transfer and assign to Purchaser, at the Closing, its full right, title and interest in and to any insurance proceeds (and shall pay in cash to Purchaser all deductibles owing in respect thereof) or condemnation awards with respect thereto, and shall cooperate in all reasonable respects with Purchaser, at Purchaser's sole cost and expense, in connection with the collection thereof, to the extent not collected at the Closing, and
(ii) to the extent any insurance proceeds or condemnation awards shall have been received by Seller prior to the Closing, remit to Purchaser the full amount thereof so collected, less, in each such case, (A) reasonable costs of collection thereof (other than the cost of deductibles), and (B) amounts, if any, applied by Seller prior to Closing to the preservation, repair or restoration of the Property.

     10.2 Adjustment of Claims and Condemnation Proceedings. If a Taking or Casualty shall occur, Seller shall initiate all actions required to adjust, compromise and collect the awards payable by the condemning authority, or the proceeds payable under the applicable policy or policies of casualty insurance. Purchaser shall have the right (but not the obligation) to participate with Seller in the initiation of all such actions and, in any event, Seller shall consult with, and keep Purchaser advised of, Seller's progress in connection therewith. Seller shall not agree to any settlement of the awards or insurance proceeds payable in connection with any such Taking or Casualty (or enter into any agreement in lieu of a Taking) without Purchaser's approval, which approval shall not be unreasonably withheld or delayed.



                                   ARTICLE XI
                                  Miscellaneous
                                  -------------

     11.1 Survival. Notwithstanding anything to the contrary contained in this
Agreement: (a) the representations and warranties contained herein or the Closing Documents, including the indemnities to the extent that they relate thereto, shall survive Closing only for a period of one (1) year after the Closing Date except as to Losses of which written notice has been given prior to the expiration of such one (1) year period in accordance with the provisions of this Agreement; (b) the indemnification obligations set forth in Section 9.1(b) and Section 9.2(b) shall survive the Closing for a period of two (2) years after the Closing; and (c) the indemnification obligations set forth in Section 9.2(c) shall survive the Closing and continue until the earlier of the date upon which
(i) the CIGNA Financing is repaid and satisfied in full and released of record or (ii) a release of the type described in Section 7.1(c) of this Agreement is executed and delivered by CIGNA to Seller.

     11.2 Notices. All elections, notices and other communications to be given hereunder by either party to the other shall be in writing and will be effective
(a) immediately upon delivery in person or by facsimile, provided delivery is made during regular business hours; or (b) one (1) business day after deposit for overnight delivery with a nationally recognized commercial courier or overnight delivery service, provided delivery is made during regular business hours or receipt is acknowledged by a person reasonably believed by the delivering party to be employed by the recipient; or (c) three (3) days after deposit with the United State Postal Service, certified mail, return receipt requested, postage prepaid. All notices shall be addressed as follows:

     If to Seller:             Crossroads Shopping Center Trust
                               551 Fifth Avenue
                               Suite 1416
                               New York, New York 10176
                               Attention: Anne Zahner
                               Fax: (212) 905-1102

     with a copy to:    Mayer, Brown & Platt
                               190 South LaSalle Street
                               Chicago, Illinois 60603-3441
                               Attention: Robert M. Berger
                               Fax: (312) 706-8702

     If to Purchaser:   St. Cloud Mall L.L.C.
                               c/o General Growth Properties, Inc.
                               110 North Wacker Drive
                               Chicago, Illinois 60606
                               Attention: Tad Wefel
                               Fax: (312) 960-5463

     with a copy to:    Neal, Gerber & Eisenberg
                               Two N. LaSalle Street
                               21st Floor
                               Chicago, Illinois 60602
                               Attention: Reuben C. Warshawsky
                               Fax: (312) 269-1747

or at such other address as either party may designate to the other by written notice in the manner provided.

     11.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute a single document when at least one counter-part has been executed and delivered by each party hereto.

     11.4 Amendments. Except as otherwise provided herein, this Agreement may not be changed, modified, supplemented or terminated, except by an instrument executed by the party hereto which is or will be affected by the terms of such change, modification, supplement or termination.

     11.5 Waiver. Each party shall have the right exercisable in its sole and absolute discretion, but under no circumstances shall be obligated, to waive or defer compliance by any other party with its obligations hereunder or to waive satisfaction of any conditions contained herein for its benefit. No waiver by any party of a breach of any covenant or a failure to satisfy any condition shall be deemed a waiver of any other or subsequent breach or failure to satisfy any other condition. All waivers of any term, breach or condition hereof must be in writing.

     11.6 Successors and Assigns. Subject to the provisions of Section 11.10, the terms, covenants, agreements, conditions, representations and warranties contained in this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

     11.7 Third Party Beneficiaries. The provisions of this Agreement are made for the benefit of the parties hereto (and the Indemnified Purchaser Persons and the Indemnified Seller Persons with respect to Sections 9.1 and 9.2), and their respective successors in interest and assigns and are not intended for, and may not be enforced by, any other person or entity.

     11.8 Partial Invalidity. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

     11.9 Governing Law. This Agreement has been made pursuant to and shall be governed by the laws of the State of Minnesota (without regard to conflicts of law rules).

     11.10 Assignment. This Agreement may not be assigned or delegated by any party without the written consent of the other except that Purchaser may assign this Agreement to an Affiliate of Purchaser, it being acknowledged and agreed by Purchaser that no such assignment shall relieve Purchaser of its obligations under this Agreement.

     11.11 Headings; Exhibits. The headings or captions of the various Articles and Sections of this Agreement have been inserted solely for purposes of convenience, are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.

     11.12 Gender and Number. Words of any gender shall include the other gender and the neuter. Whenever the singular is used, the same shall include the plural wherever appropriate, and whenever the plural is used, the same also shall include the singular where appropriate.

     11.13 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any prior written or oral understandings and/or agreement among them with respect thereto.

     11.14 Costs of Enforcement. In the event that any action is brought by any party or parties to this Agreement against any other party or parties to enforce rights under this Agreement, the prevailing party's or parties' costs in such action, including reasonable attorneys' fees, shall be paid by the other party or parties. Any amounts owing hereunder which are not paid when due shall bear interest at the per annum rate equal to the prime rate of Bank of America Illinois, N.A. (or any successor), as the same may change from time to time, plus four percent.

     11.15 Time of the Essence. Time is of the essence with regard to each provision of this Agreement. Without limiting the generality of the foregoing sentence, Seller and Purchaser acknowledge and agree that (i) the time frames set forth in this Agreement are a material element of this transaction, (ii) neither party would have entered into this Agreement in the absence of such agreed upon time frames and (iii) the provisions of this Section 11.15 are an integral part of this Agreement. If the final date of any period provided for herein for the performance of an obligation or for the taking of any action falls on a Saturday, Sunday or banking holiday, then the time of that period shall be deemed extended to the next day which is not a Sunday, Saturday or banking holiday. Each and every day described herein shall be deemed to end at 5:00 p.m. Central Standard Time.

     11.16 As-Is. Acknowledging the prior use of the Property and Purchaser's opportunity to inspect the Property, subject to the express representations, warranties and covenants of Seller set forth in this Agreement and in the Seller Closing Documents, Purchaser agrees to take the Property "AS IS" with all faults and conditions thereon.

     11.17 1031 Exchange. At Seller's option, Purchaser agrees to cooperate with Seller in closing the sale of the Property as a like-kind exchange under Section 1031 of the Code. In the event that Seller elects to effect a like-kind exchange under Section 1031 of the Code, Seller shall provide written notice of such election to Purchaser not less than ten (10) days prior to the Closing Date. No election by Seller under this Section 11.17 shall extend the Closing Date. Such cooperation shall include the substitution by Seller of an intermediary (the "INTERMEDIARY") to act in place of Seller with respect to Seller's obligations to sell the Property. If Seller so elects, Purchaser agrees to accept the Property and all other required performance from the Intermediary and to render its performance of all its obligations to the Intermediary. Purchaser agrees that performance by the Intermediary will be treated as performance by Seller and Seller agrees that Purchaser's performance to the Intermediary will be treated as performance to Seller. Notwithstanding the foregoing, (a) Seller shall remain liable to Purchaser for the performance of the obligations of "Seller" under this Agreement, (b) Purchaser may proceed directly against Seller in the event of any breach of default under this Agreement without the need to join the Intermediary as a party to any action against Seller, and (c) all costs and expenses (other than Purchaser's legal costs and expenses) solely attributable to closing the sale of the Property as a like-kind exchange shall be born exclusively by Seller. Seller shall indemnify and hold Purchaser harmless from and against any and all liabilities, claims, losses, damages, costs and expenses (including reasonable attorneys' fees and court costs and litigation expenses) suffered or incurred by Purchaser as a result of or in connection with the transfer of the Property as a like-kind exchange under
Section 1031 of the Code.

     11.18 Trustee Exculpation. Notwithstanding anything contained herein to the contrary, this Agreement is made and executed on behalf of the Crossroads Shopping Center Trust dated November 2, 1990, by its trustees, and none of the trustees (or any additional successor trustee) hereafter appointed shall have any liability in his or her personal or individual capacity, all such personal liability of such trustees being expressly waived by Purchaser.

                                   ARTICLE XII
                              Default and Remedies
                              --------------------


     12.1 Seller's Default. If this transaction fails to close on or before the Closing Date as a result of Seller's default (all conditions to Seller's obligations having been satisfied or waived), the Earnest Money shall be returned to Purchaser and Purchaser shall be entitled to such remedies as may be available at law and in equity, including without limitation, the remedy of specific performance.

     12.2 Purchaser's Default. If this transaction fails to close on or before the Closing Date due to the default of Purchaser (all conditions to Purchaser's obligations having been satisfied or waived), then Seller shall be entitled to such remedies as may be available at law and in equity, including, without limitation, the remedy of specific performance.

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto on the day and year first above written.


SELLER:                                           PURCHASER:

CROSSROADS SHOPPING CENTER                 ST. CLOUD MALL L.L.C.,
TRUST                                      a Delaware limited liability company

                                           By: ST. CLOUD MALL, INC.,
                                                   a Delaware corporation,
By:    /s/   Daniel P. Friedman            its sole member
   --------------------------------
   Daniel P. Friedman, as Trustee,
   under Declaration of Trust dated
   November 2, 1990
                                                    By:   /s/   Joel Bayer
                                                        ----------------------
                                                    Name: Joel Bayer
                                                          --------------------
                                                    Title: Vice President
                                                          --------------------
By:    /s/   Anne N. Zahner
   --------------------------------
   Anne N. Zahner, as Trustee.
   under Declaration of Trust dated
   November 2, 1990